EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Prestige Financial Corp.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Prestige Financial Corp. pertaining to the 1994 Stock Option Plan for Key Employees and the 1994 Stock Option Plan for Outside Directors of our report dated January 23, 1996, relating to the consolidated statements of financial condition of Prestige Financial Corp. and subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of Prestige Financial Corp.

Our report refers to a change in the method of accounting for certain investments in debt and equity securities in 1994 and a change in the method of accounting for income taxes in 1993.


                                   /s/ KPMG Peat Marwick LLP


Short Hills, New Jersey
November 1, 1996